SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 4, 2002

CLEVELAND-CLIFFS INC (Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation)	1-8944 (Commission File Number)	34-1464672 (IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.       Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on April 4, 2002 as follows:

CLEVELAND-CLIFFS SIGNS MESABI NUGGET AGREEMENT

CLEVELAND, OH, April 4, 2002 — Cleveland-Cliffs Inc (NYSE:CLF) announced today that its subsidiary, IronUnits LLC, has signed a membership agreement with Mesabi Nugget, LLC to participate in Phase II of the Mesabi Nugget Project. Other Mesabi Nugget members include Kobe Steel, Ltd., Ferrous Resources LLC a subsidiary of Steel Dynamics, Inc, and Ferrometrics, Inc. The State of Minnesota is also participating in the project, which will further develop Kobe Steel’s new ironmaking technology (ITmk3 process). The process converts iron ore into a nearly pure iron in nugget form. Iron nuggets would be used as an alternative or supplement to pig iron in the steelmaking process.

The $24 million project (Phase II) includes development and operation of a Pilot Demonstration Plant (PDP). Cliffs will invest $4.5 million in cash, materials, other property and manpower through Phase II of the project. The additional financing will come from the State of Minnesota and the other members of the project.

The demonstration plant will be built at Cliffs’ Northshore Mine facility near Silver Bay, MN. The 25,000 ton-per-year PDP, which is planned to be operational early next year, is designed to test and develop the process for commercial application and collect data on the environmental aspects of the process. This is a key step to the commercialization of the process.

John S. Brinzo, Cliffs’ chairman and chief executive officer, said, “Cliffs is pleased to participate with the State of Minnesota in this significant project. Cliffs and the entire Mesabi Nugget group, Kobe Steel, Ltd., Steel Dynamics, Inc, and Ferrometrics, Inc. comprise a knowledgeable, balanced team to further develop the nugget technology.”

Brinzo added, “We believe Kobe Steel’s ITmk3 process has great potential, but it must be fully developed and proven technically and environmentally before commercialization can be justified. The project is structured so that each successive step requires approval based on the success of the previous step. We look forward to working with the State, the IRRR and the Mesabi Nugget group during the next several years to develop iron nugget technology on Minnesota’s Mesabi Range.”

* * * * * * * * *

Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota, and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” include subsidiaries and affiliates as appropriate in the context.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

Actual results may differ materially from such statements for a variety of factors, such as: the inability to successfully complete Phase II and subsequent phases of the project; failure of the ITmk3 process technology; capital and/or operating costs that are unable to provide an acceptable return on investment by the participants; insufficient demand for ferrous metallics; and changes in economic and market conditions impacting the iron and steel industry and participants in the project.

Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2001 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By: /s/ C.B. Bezik
Name: C. B. Bezik Title: Senior Vice President –Finance

Dated: April 5, 2002

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